Exhibit 99.1

PRESS RELEASE

CONTACT CHRIS HEADLY

(540) 349-0218 or

chris.headly@tfb.bank

FAUQUIER BANKSHARES, INC. ANNOUNCES Second QUARTER 2018 RESULTS

•

Net income increased 67.58% to $1.7 million for the second quarter from $990,000 for the second quarter of 2017 and increased 84.64% to $3.2 million for the six months ended June 30, 2018 from $1.8 million for the six months ended June 30, 2017;

•	Net loans increased $7.9 million or 1.59% for the second quarter compared with the first quarter of 2018 and increased $42.3 million or 9.13% when compared with the second quarter of 2017;
•

Net interest margin increased to 3.88% for the second quarter compared with 3.74% and 3.60% for the prior quarter and second quarter of 2017, respectively, and increased from 3.56% for the six months ended June 30, 2017 to 3.81% for the six months ended June 30, 2018;

•

Return on average assets of 1.02% for the second quarter compared with 0.97% and 0.63% for the prior quarter and second quarter of 2017, respectively, and increased to 0.99% for the six months ended June 30, 2018 from 0.57% for the six months ended June 30, 2017;

•

Return on average equity of 11.66% for the second quarter compared with 11.44% and 7.10% for the prior quarter and second quarter of 2017, respectively, and increased to 11.55% for the six months ended June 30, 2018 from 6.40% for the six months ended June 30, 2017;

•

Noninterest expense as a percentage of total assets increased slightly to 0.85% for the second quarter compared with 0.80% for the prior quarter and second quarter of 2017.  For the six months ended June 30, 2018 and 2017, noninterest expense as a percentage of total assets was 1.70% and 1.63%, respectively; and

•	Regulatory capital remains strong with ratios exceeding the well capitalized thresholds in all categories.

WARRENTON, VA., July 23, 2018 - Fauquier Bankshares, Inc. (the Company) (NASDAQ: FBSS), parent company of The Fauquier Bank, reported net income of $1.7 million, or $0.44 per diluted share for the quarter ended June 30, 2018, compared with $1.6 million, or $0.42 per diluted share for the prior quarter and $990,000 or $0.26 per diluted share for the second quarter of 2017.  For the six months ended June 30, 2018, net income was $3.2 million, or $0.86 per diluted share compared with $1.8 million, or $0.47 per diluted share for the six months ended June 30, 2017.

For the quarter ended June 30, 2018, the Company’s return on average equity (ROE) and return on average assets (ROA) were 11.66% and 1.02%, respectively, compared with 11.44% and 0.97% for the prior quarter, respectively, and 7.10% and 0.63%, for the second quarter of 2017, respectively.  For the six months ended June 30, 2018, ROE and ROA were 11.55% and 0.99%, respectively, compared with 6.40% and 0.57%, respectively, for the six months ended June 30, 2017.

Marc Bogan, President and CEO said, “We are very satisfied with second quarter and year-to-date financial results.  We believe the strategies we have implemented are beginning to take hold, and the results are being realized. In spite of the continued positive trends in earnings, current loan and deposit competition in our local and regional markets is very challenging.  Our lending team is focused on building relationships that will enhance and diversify our balance sheet while maintaining superior credit quality. Our retail deposit team is aligning our deposit products and pricing to encourage deposit growth and to retain our existing portfolio.  Our increased profitability, in part, is attributed to the efforts of managed asset growth and controlling our cost of deposits as changes in the interest rate environment impact our industry as a whole.  We continue to be pleased with our progress as we enter the second half of 2018.”

Total assets were $651.5 million on June 30, 2018 compared with $682.1 million for the prior quarter and $646.3 million on June 30, 2017.  Net loans were $505.6 million on June 30, 2018, an increase of $7.9 million compared with the prior quarter and an increase of $42.3 million compared with June 30, 2017.  Total deposits were $565.8 million on June 30, 2018 compared with $577.2 million for the prior quarter and $571.9 million on June 30, 2017.  Low cost transaction deposits (demand and interest checking accounts) were $345.1 million on June 30, 2018 compared with $351.5 million for the prior quarter and $359.7 million on June 30, 2017.

Net interest margin was 3.88% for the second quarter of 2018 compared with 3.74% for the prior quarter and 3.60% for the second quarter of 2017.  Net interest income was $5.9 million for the second quarter of 2018 compared with $5.7 million for the prior quarter and $5.2 million for the second quarter of 2017.  Net interest margin for the six months ended June 30, 2018 and 2017 was 3.81% and 3.56%, respectively.

The Company’s allowance for loan loss methodology determines the level of loan provision at the end of each quarter.  Based on loan portfolio growth, net charge-off history, asset quality indicators, impaired loans and other qualitative factors, the provision for loan losses decreased to $12,000 for the second quarter compared with $300,000 for the prior quarter and $235,000 for the second quarter of 2017.  This resulted in the allowance for loan losses of $5.0 million or 0.98% of total loans on June 30, 2018 compared with $5.4 million or 1.07% of total loans for the prior quarter and $4.3 million or 0.92% of total loans on June 30, 2017.

Nonperforming assets were $9.1 million on June 30, 2018, compared with $10.9 million on March 31, 2018 and $10.7 million on June 30, 2017.  Included in nonperforming assets for the quarter were $2.7 million of nonaccrual loans and $1.4 million of other real estate owned.  Net loan charge-offs were $434,000 for the second quarter of 2018 compared with net loan recoveries of $7,000 for the prior quarter and net loan charge-offs of $434,000 for the second quarter of 2017.

Noninterest income was $1.6 million in the second quarter of 2018, compared with $1.9 million for the prior quarter and $1.4 million for the second quarter of 2017.  Noninterest income for the six months ended June 30, 2018 and 2017 was $3.5 million and $2.8 million, respectively.  Noninterest expense for the second quarter of 2018 was $5.6 million compared with $5.5 million for the prior quarter and $5.2 million for the second quarter of 2017. Noninterest expense for the six months ended June 30, 2018 and 2017 was $11.1 million and $10.6 million, respectively.

Shareholders’ equity was $57.7 million on June 30, 2018 compared with $56.7 million on March 31, 2018 and $56.3 million on June 30, 2017.  Book value per common share was $15.29 on June 30, 2018 compared with $15.01 on March 31, 2018 and $14.93 on June 30, 2017.

The Company’s strategic objectives continue to focus on growth, profitability and shareholder value with the goal of becoming a top performing community bank .  Management continues its commitment to:

•	Increasing profitability through net interest income and maintaining a strong net interest margin by focusing on competitive loan and deposit pricing within the markets we serve.
•

Growing the balance sheet through new and existing loan and retail products and services.  Our private banking initiative, online consumer lending platform and retail deposit products offer our customers valuable financial services that will enhance our product offerings and contribute to the growth of the Company.

•

Analyzing opportunities for noninterest income through our established Wealth Management, Retail and Mortgage Banking teams.  Our Wealth Management Services division was founded in 1919 and provides trust, estate, brokerage, financial planning and private banking services, while one of our newest initiatives, Mortgage Banking, originates residential loans that are sold on the secondary market.  Our ancillary deposit services, which are tied to existing retail products, provide our customers with financial convenience at competitive rates.

•

Managing and controlling noninterest expenses within established growth parameters.  Management continues to focus on expense controls and has maintained quarterly noninterest expense as a percentage of assets at a rate below total asset growth for the year.

Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank, is an independent community bank offering a full range of financial services, including internet banking, mobile banking with mobile deposit, commercial, retail, insurance, wealth management, and financial planning services through eleven banking offices throughout Fauquier and Prince William counties in Virginia. Additional information is available at www.tfb.bank or by calling Investor Relations at (800) 638-3798.

This press release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.  Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the FDIC and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC.

Selected Financial Data By Quarter

	At or For the Quarter Ended,
(Dollars in thousands, except per share data)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
EARNINGS STATEMENT DATA:
Interest income	$6,540	$6,370	$6,191	$6,001	$5,713
Interest expense	686	652	556	515	509
Net interest income	5,854	5,718	5,635	5,486	5,204
Provision for loan losses	12	300	125	110	235
Net interest income after provision for loan losses	5,842	5,418	5,510	5,376	4,969
Noninterest income	1,624	1,863	1,380	1,290	1,393
Noninterest expense	5,574	5,481	5,288	4,998	5,150
Income before income taxes	1,892	1,800	1,602	1,668	1,212
Income taxes	233	214	2,145	387	222
Net income (loss)	$1,659	$1,586	$(543)	$1,281	$990

PER SHARE DATA:
Net income (loss) per share, basic	$0.44	$0.42	$(0.14)	$0.34	$0.26
Net income (loss) per share, diluted	$0.44	$0.42	$(0.14)	$0.34	$0.26
Cash dividends	$0.12	$0.12	$0.12	$0.12	$0.12
Weighted average shares outstanding, basic	3,773,739	3,768,197	3,762,677	3,765,359	3,769,201
Weighted average shares outstanding, diluted	3,783,159	3,777,114	3,772,700	3,773,813	3,778,532
Book value	$15.29	$15.01	$14.92	$15.20	$14.93
BALANCE SHEET DATA:
Total assets	$651,529	$682,120	$644,613	$631,717	$646,265
Loans, net	$505,623	$497,691	$497,705	$485,326	$463,309
Securities, including restricted investments	$75,018	$72,520	$73,699	$68,682	$65,539
Deposits	$565,835	$577,241	$570,023	$556,209	$571,902
Transaction accounts (demand & interest checking accounts)	$345,063	$351,485	$361,246	$348,005	$359,725
Shareholders' equity	$57,698	$56,666	$56,142	$57,185	$56,259
PERFORMANCE RATIOS:
Net interest margin (1)	3.88%	3.74%	3.75%	3.75%	3.60%
Return (loss) on average assets	1.02%	0.97%	(0.33)%	0.80%	0.63%
Return (loss) on average equity	11.66%	11.44%	(3.77)%	8.96%	7.10%
Efficiency ratio (2)	77.16%	77.24%	74.35%	72.62%	76.81%
Yield on earning assets	4.33%	4.16%	4.12%	4.09%	3.94%
Cost of interest bearing liabilities	0.58%	0.54%	0.47%	0.45%	0.45%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing noninterest expense by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.

FAUQUIER BANKSHARES, INC.

Selected Financial Data By Quarter

	At or For the Quarter Ended,
(Dollars in thousands, except for ratios)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
ASSET QUALITY RATIOS:
Nonaccrual loans	$2,661	$3,688	$3,180	$2,431	$2,322
Restructured loans still accruing	3,442	3,744	4,182	4,361	4,506
Student loans greater than 90 days past due and accruing	1,176	1,330	1,616	2,129	2,397
Loans greater than 90 days past due and accruing	489	772	49	565	104
Total nonperforming loans	7,768	9,534	9,027	9,486	9,329
Other real estate owned, net	1,356	1,356	1,356	1,356	1,356
Total nonperforming assets	$9,124	$10,890	$10,383	$10,842	$10,685

Allowance for loan losses	$4,978	$5,400	$5,094	$4,428	$4,279
Allowance for loan losses to total loans	0.98%	1.07%	1.01%	0.90%	0.92%
Nonaccrual loans to total loans	0.52%	0.73%	0.63%	0.50%	0.50%
Allowance for loan losses to nonperforming loans	64.08%	56.64%	56.43%	46.68%	45.87%
Nonperforming loans to total loans	1.52%	1.90%	1.80%	1.94%	2.00%
Nonperforming assets to total assets	1.40%	1.60%	1.61%	1.72%	1.65%
Net loan charge-offs (recoveries)	$434	$(7)	$(541)	$(39)	$434
Net loan charge-offs (recoveries) to average loans	0.09%	—	(0.11)%	(0.01)%	0.09%

FAUQUIER BANKSHARES, INC.

Selected Financial Data

(Dollars in thousands, except per share data)	For the Six Months Ended,
	June 30, 2018	June 30, 2017
EARNINGS STATEMENT DATA:
Interest income	$12,910	$11,128
Interest expense	1,338	978
Net interest income	11,572	10,150
Provision for loan losses	312	285
Net interest income after provision for loan losses	11,260	9,865
Noninterest income	3,487	2,805
Noninterest expense	11,055	10,565
Income before income taxes	3,692	2,105
Income taxes	447	347
Net income	$3,245	$1,758

PER SHARE DATA:
Net income per share, basic	$0.86	$0.47
Net income per share, diluted	$0.86	$0.47
Cash dividends	$0.24	$0.24
Weighted average shares outstanding, basic	3,770,983	3,765,372
Weighted average shares outstanding, diluted	3,779,973	3,773,625

PERFORMANCE RATIOS:
Net interest margin (1)	3.81%	3.56%
Return on average assets	0.99%	0.57%
Return on average equity	11.55%	6.40%
Efficiency ratio (2)	77.20%	80.32%

Net loan charge-offs	$427	$531
Net loan charge-offs to average loans	0.08%	0.11%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.

(2)	Efficiency ratio is computed by dividing noninterest expense by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.